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                                                                  EXHIBIT 10.128

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

                     AMENDMENT NO. 1 TO LICENSING AGREEMENT

     This Amendment No. 1 to Licensing Agreement (the "Amendment") is executed as of the 5th day of December, 2002 (the "Date Hereof") and effective as of October 1, 2002 (the "Amendment Effective Date"), by and between Eli Lilly and Company ("Eli Lilly"), Eli Lilly S.A. ("Lilly SA"), and Indevus Pharmaceuticals, Inc. (f/k/a Interneuron Pharmaceuticals, Inc.) ("Indevus"). Eli Lilly and Lilly SA will be referred to collectively as "Lilly".

                                    RECITALS

     1. Eli Lilly, Lilly SA and Indevus heretofore entered into that certain Licensing Agreement (the "Agreement") dated as of June 19, 1997.

     2. The parties now wish to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein will have the meaning given to them in the Agreement. All references in the Agreement to "Interneuron Pharmaceuticals, Inc." are hereby replaced by references to "Indevus Pharmaceuticals, Inc.", and all references in the Agreement to "Interneuron" are hereby replaced by references to "Indevus".

     2. As of the Amendment Effective Date, Section 1.9 of the Agreement will be replaced in its entirety with the following:

          "1.9 "Net Sarafem Sales" means, for each applicable period, the gross amount invoiced by Eli Lilly, its Affiliates and its sublicensees to unaffiliated third parties for Compound sold in the United States under the brand name "Sarafem," less:

          (a)  trade, quantity, period, and cash discounts allowed;

          (b)  such Compound returns, credits and allowances;

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          (c)  any tax imposed on the production, sales, delivery or use of the
               Compound;

          (d) allowance for distribution expenses such as freight and insurance; and

          (e)  any other similar or customary deductions.

          Such amounts shall be determined from the books and records of Eli Lilly, its sublicensees or its Affiliates, as applicable, maintained in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied. Net Sarafem Sales shall not include sales of Compound between or among Eli Lilly, Eli Lilly Affiliates and sublicensees of Eli Lilly. Net Sarafem Sales shall include sales of Compound under any subsequent or additional brand name(s) that Eli Lilly, its Affiliates and its sublicensees elect to use, which exploit(s) the market exclusivity afforded by United States Patent [*].

     3. As of the Amendment Effective Date, the text of Section 1.10 will be deleted in its entirety and "[RESERVED]" shall be substituted in lieu thereof.

     4. As of the Amendment Effective Date, Section 4.2 of the Agreement will be replaced in its entirety with the following:

          "4.2. Royalties. Eli Lilly shall pay Indevus a royalty ("Royalty Payments") equal to [*]% of Net Sarafem Sales made during the period beginning on October 1, 2002 and ending on the date upon which a Valid Claim with respect to United States Patent [*] no longer exists (the "Royalty Term"). For purposes of this Agreement, a Net Sarafem Sale will be deemed to have been made as of the date of delivery of the applicable Compound to the applicable customer without regard to whether the customer has actually paid for such Compound.

     In addition to the foregoing, Eli Lilly will pay to Indevus a payment of US$728,000 (each, a "Bonus Payment," and collectively, "Bonus Payments") for each calendar quarter, beginning January 1, 2003, during the Royalty Term in which Net Sarafem Sales are equal to or greater than US$[*] for such calendar quarter; provided, however, that in no event will Eli Lilly be obligated to pay Bonus Payments in the aggregate greater than US$2,184,000 attributable to Net Sarafem Sales during the Royalty Term.

     In addition, Eli Lilly will pay to Indevus a one time payment of US$776,773 within 10 days of the Date Hereof."

     5. As of the Amendment Effective Date, Section 4.3 of the Agreement will be replaced in its entirety with the following:

*CONFIDENTIAL TREATMENT REQUESTED

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          "4.3. Time of Payment. All Royalty Payments with respect to Net
     Sarafem Sales made during a calendar quarter shall be payable within ninety
     (90) days after the end of such calendar quarter. Bonus Payments, if any, with respect to Net Sarafem Sales made during a calendar quarter shall be payable within twenty (20) days after Net Sarafem Sales reach US$[*] during the applicable calendar quarter. All Royalty Payments shall be accompanied by a statement setting forth the Net Sarafem Sales with respect to the applicable calendar quarter. Notwithstanding anything in this Amendment to the contrary, upon the first grant, but not subsequent grants, of a sublicense by Lilly under United States Patent [*] to sell, market or promote Compound in the United States, Lilly will pay to Indevus within 30 days of the closing of such sublicensing transaction an amount equal to US$2,184,000 less the aggregate amount of Bonus Payments made to Indevus prior to such payment. Upon such payment by Lilly, Lilly will have no further obligation to make any Bonus Payments to Indevus. Eli Lilly covenants that, for purposes of determining the Bonus Payment, the Lilly's total deductions from gross Sarafem sales in arriving at Net Sarafem Sales shall be consistent with Lilly's past practice."

     6. As of the Amendment Effective Date, the reference to "Net Sales" in the fourth (4/th/) sentence of Section 4.4 of the Agreement is hereby replaced with "Net Sarafem Sales."

     7. As of the Amendment Effective Date, the fifth (5/th/) through the eighth (8/th/) sentences of Section 9.1 of the Agreement are hereby replaced in their entirety with the following:

     "Each party shall bear its own costs and expenses in defense of such claim. Indevus agrees to defend, fully indemnify and hold Lilly and its employees, agents and sublicensees harmless from and against any and all liabilities, claims, actions, demands, suits, losses, damages, costs and expenses (including reasonable attorney's fees) which Lilly, its employees, agents and/or sublicenses may incur, suffer or be required to pay by reason of the sale, marketing or label indication of Compound for the Field which arises from a third party claim of patent infringement or inducing or contributing to patent infringement. If, as a result of settlement or a final nonappealable judgment pursuant to litigation, Eli Lilly, its Affiliates or its sublicensees is required to pay a royalty or damages to a third party for the right to make, have made, use, or sell, or continue to make, have made, use, or sell Compound in the United States for use in the Field, any royalties or other payments paid to such third party by Eli Lilly, its Affiliates or its sublicensees shall be creditable against the Royalty Payments payable to Indevus by Eli Lilly under Section 4.2, provided that the net effect of such credit shall not reduce Indevus' royalty rate below [*]% of Net Sarafem Sales. The preceding sentence will in no event limit Lilly's, its employees', and/or agents', right to indemnification pursuant to this Agreement. If such payments are to be made as a result of settlement, Indevus shall have the right to participate in and consent to such settlement."

*CONFIDENTIAL TREATMENT REQUESTED

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     8.   Eli Lilly represents and warrants that the License Agreement dated
December 18, 1998 between Eli Lilly and Michael J. Norden (the "Norden Agreement") is in full force and effect as of the Date Hereof. Notwithstanding anything in the Agreement or this Amendment to the contrary, in the event of the termination or material breach by Lilly of the Norden Agreement, Lilly, its employees, agents, and/or sublicensees will not be entitled to indemnification from Indevus for liabilities, claims, actions, demands, suits, losses, damages, costs and expenses (including reasonable attorney's fees) arising out of an infringement cause of action brought by Michael J. Norden against Lilly directly related to Lilly's practice of United States Patent [*].

     9. This Amendment will be in full and complete satisfaction of any and all claims, actions, suits, demands, costs and other liabilities of any nature ("Claims") which either party now has, whether known or unknown, or, but for the execution of this Amendment, could or might have had against the other party, its Affiliates or their respective employees, agents, contractors or sublicensees arising out of or related to the Agreement and based on events, acts or omissions occurring prior to the Date Hereof. Both parties hereby release, remise and forever discharge the other party and its Affiliates, including their respective employees, agents, sublicensees and contractors from any and all Claims which a party now has, whether known or unknown, or, but for the execution of this Amendment, could or might have had against the other party or its Affiliates, including their respective employees, agents, sublicensees or contractors, arising out of or related to the Agreement and based on events, acts or omissions occurring prior to the Date Hereof, whether such Claims are based upon alleged tort or alleged contract or any other legal theory or recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated including those Claims arising from the negligence, gross negligence or willful misconduct of the other party or its Affiliates, including their respective employees, agents, sublicensees or contractors. This Amendment shall not be construed as an admission of liability by either party with respect to the Agreement or any act or omission. Both parties acknowledge that there is a risk that, subsequent to the execution of this Amendment, it may discover, incur or suffer from claims, damages or injuries related to the Agreement and based on events, acts or omissions occurring prior to the Date Hereof, on its own behalf or on behalf of another, which are unknown or unanticipated as of the Date Hereof, including, without limitation, unknown or unanticipated claims, damages or injuries which arise from, are based upon or are related to the issues and matters raised by or related to the Agreement and based on events, acts or omissions occurring prior to the Date Hereof. Both parties acknowledge that it is assuming the risk of such unanticipated claims and agrees that the releases contained in this Section 9 of the Amendment applies thereto. The provisions of any local, state, federal or foreign law, statute or judicial decision providing in substance that releases shall not extend to such unknown or unanticipated claims, damages or injuries, are hereby expressly waived by both parties. Without limiting the foregoing, both parties agree that this Section 9 of the Amendment will apply to all Claims related to sales of Compound made prior to the Date Hereof except for Royalty Payment based on Net Sarafem Sales in accordance with this Amendment made after the Amendment Effective Date.

*CONFIDENTIAL TREATMENT REQUESTED

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     10.  Indevus represents and warrants that the Patent Licensing Agreement dated February 13, 1996 between Indevus and Massachusetts Institute of Technology (the "MIT Agreement") isas of the Amendment Effective Date, and will continue to be during the term of the Agreement, in full force and effect. Indevus will not cause, by its acts or omissions, the MIT Agreement to be terminated during the term of the Agreement.

     11. Indevus agrees that any rights granted to Lilly pursuant to the Agreement with respect to the United States may be exercised by Lilly's sublicensees to the extent Lilly confers that right to its sublicensees.

     12. Indevus covenants and agrees (i) that, notwithstanding anything in the Agreement to the contrary, Eli Lilly or its designee (including a sublicensee of Eli Lilly) will have the right to manage and control the current litigation with Teva Pharmaceuticals USA, Inc. in the U.S. District Court, Southern District of Indiana (IP02-0512-C-B/S) (the "Teva Litigation"), and (ii) that Indevus will use commercially reasonable efforts to seek the cooperation of Massachusetts Institute of Technology in Eli Lilly's and its designee's pursuits with respect to the Teva Litigation.

     13. Exhibit A and Exhibit B of the Agreement are hereby deleted in their entirety.

     14. In all other respects, the Agreement shall remain in full force and effect.

     15. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together constitute a single instrument.

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into by their duly authorized representatives as of the date first above written.


ELI LILLY AND COMPANY                   INDEVUS PHARMACEUTICALS, INC.

By:  /s/ Gino Santini                   By: /s/ Noah D. Beerman
         -------------------------          ------------------------------------

Printed Name: Gino Santini              Printed Name: Noah D. Beerman
              --------------------                    --------------------------

Title: President U.S. Operations        Title: Sr. Vice President, Business Dev.
       ---------------------------             ---------------------------------



ELI LILLY S.A.

By: /s/ Thomas W. Green
    ------------------------------

Printed Name: Thomas W. Green
              --------------------

Title: Vice President
       ---------------------------